UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 25, 2015

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

In the first quarter of fiscal 2016, General Mills, Inc. approved Project Compass, a restructuring plan designed to enable our International segment to accelerate long-term growth through increased organizational effectiveness and reduced administrative expense. In connection with this initiative, the company expects to eliminate approximately 675 to 725 positions. The company will record total restructuring charges of approximately $57 to $62 million pre-tax, primarily reflecting one-time employee termination benefits, of which approximately $54 to $57 million will be recorded in the first quarter of fiscal 2016. The company expects approximately $54 to $59 million of the total expense will result in future cash expenditures. These restructuring actions are expected to be completed by early fiscal 2017. The company expects that these actions will generate annual cost savings of approximately $45 to $50 million, with approximately $25 to $30 million of cost savings being realized in fiscal 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

June 25, 2015	By:	Richard C. Allendorf

Name: Richard C. Allendorf
Title: Senior Vice President, General Counsel and Secretary